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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                            Years Ended December 31,

                                                        2000           1999          1998
                                                        ----           ----          ----
Weighted average number of shares outstanding (1)     3,031,934      3,025,564     3,029,368

Net income (in thousands)                               $11,506        $10,435        $9,727

Earnings per share (1)                                    $3.79          $3.45         $3.21

(1) Share data for the years 1999 and 1998 have been restated for 5-for-4 stock split effected in the form of a 25% stock dividend in 2000.